UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 19, 2013

SANTO MINING CORP.

(Exact name of registrant as specified in its charter)

Nevada	333-169503	27-0518586
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Ave. Sarasota #20, Torre Empresarial, Suite 1103 Santo Domingo, Dominican Republic
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 809-535-9443

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see  General Instruction A.2. below):

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01	Entry into Material Definitive Agreement

On April 22, 2013, Santo Mining Corp. (the “Company”) closed a Securities Purchase Agreement (the “Agreement”), dated April 19, 2013 with Asher Enterprises, Inc. (“Asher”), pursuant to which Asher purchased, and the Company issued, a convertible promissory note dated April 19, 2013 as of the same date in the principal amount of $53,000 (the “Note”) with a maturity date of January 22, 2014 (the “Maturity Date”). The interest rate of the Note is 8% per annum through the maturity date.

 The Note is convertible into shares of the Company’s common stock, par value $0.00001 per share (the “Common Stock”) (up to an amount that would result in Asher holding no more than 9.99% of the outstanding shares of common stock of the Company, subject to waiver by Asher) at any time beginning on the date that is one hundred eighty (180) days following the date of the Note and ending on the Maturity Date, valued at an agreed discount to market not to fall below a 53% discount to the average of the three lowest closing bid prices for the Company’s common stock during the thirty (30) days immediately preceding a conversion date, subject to certain exceptions described in the Note. In the event the Company fails to deliver to Asher the common stock issuable upon conversion, the Company shall be required to pay to Asher $21,000 per day for each day beyond the due date until the Company so delivers the common stock (the “Conversion Penalty”).

The Note is subject to customary default provisions, including failure to issue common stock upon conversion (the “Conversion Default”). Upon the occurrence and during the continuation of any Conversion Default, the Note shall become immediately due and payable and the Company shall pay to the holder, in full satisfaction of its obligations under the Note, an amount equal to the Default Sum (as defined in the Agreement), multiplied by 2.  In the event the Company shall default in the payment of the Note, the interest rate shall be increased to 22% per annum.

The conversion price of the Note is subject to adjustment due to certain subsequent dilutive issuances of Company common stock, pursuant to which the conversion price of the Note shall be reduced to the amount of the consideration per share received by the Company if the Company sells common stock for no consideration or consideration per share that is less than the conversion price then in effect.

The Note may be prepaid in whole or in part, at any time during the period beginning on the issue date and ending on the date which is 180 days following the issue date, beginning at 115% of the outstanding principal and increasing by 5% every 30 days up to 140% of the outstanding principal, accrued interest and certain other amounts that may be due and owing under the Note.

The foregoing description of the terms of the Purchase Agreement and Note are qualified in its entirety by reference to the provisions of the agreement filed as Exhibit 10.1 and 4.1, to this Current Report on Form 8-K (this “Report”), respectively, which are incorporated by reference herein.

Item 3.02                   Unregistered Sales of Equity Securities.

Reference is made to the disclosure set forth under Items 1.01 of this Report, which disclosure is incorporated herein by reference.

The Company issued the Note in reliance upon the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”).  Our reliance on Section 4(2) of the Securities Act was based upon the following factors: (a) the issuance of the Note was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the stock took place directly between the offeree and us.

Item 9.01	Financial Statements and Exhibits

(d)  Exhibits

Exhibit No.	Description
4.1	Form of Note

10.1	Securities Purchase Agreement, dated April 19, 2013, by and between Santo Mining Corporation and Asher Enterprises, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 24, 2013

SANTO MINING CORP.

By:	/s/ ALAIN FRENCH
Alain French President and Chief Executive Officer